PRICING SUPPLEMENT NO. 58                 REGISTRATION STATEMENT NO. 333-137215
DATED FEBRUARY 27, 2007                                           RULE 424(B)(5)
TO PROSPECTUS DATED SEPTEMBER 8, 2006
THIS PRICING SUPPLEMENT CONSISTS OF 24 PAGES.


                                                                 [HARTFORD LOGO]


HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO A BASKET CONSISTING OF THE DOW JONES INDUSTRIAL AVERAGE(SM)AND THE MSCI EAFE(R) INDEX

The description in this pricing supplement of the particular terms of the following series of principal protected medium-term notes, the return of which is linked to the Basket Indexes (as defined below), offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, which is hereby incorporated by reference.

                               SUMMARY INFORMATION
                   EQUITY INDEXED NOTES DUE SEPTEMBER 20, 2012

CUSIP Number:                          4165X2AL0

Series Number:                         407344

Trade Date:                            February 27, 2007

Issuance Date:                         March 6, 2007

Issuance Amount:                       $7,952,000

Stated Maturity Date:                  September 20, 2012

Supplemental Payments:                 At maturity, you will receive the
                                       principal amount of your note plus the
                                       Supplemental Payment described below.

  Basket Indexes:                      The Dow Jones Industrial Average(SM)
                                       ("Dow Index") and the MSCI EAFE(R) Index
                                       ("EAFE Index") (each defined below)

  Basket Weight:                       Dow Index:    80%
                                       EAFE Index:   20%

  Starting Index Levels:               Dow Index: 12,216.24

                                       EAFE Index: 2,150.11

  Minimum Return:                      20%

  Basket Determination Dates:          September 20 of each year, from 2007
                                       through 2011, and September 13, 2012.

  Payment at Maturity:                 Par plus the Supplemental Payment

  Supplemental Payment:                The greater of (i) Par multiplied by the
                                       Minimum Return ("Minimum Supplemental
                                       Payment") or (ii) Par multiplied by the
                                       Final Basket Return multiplied by the
                                       Participation Rate ("Basket-linked
                                       Supplemental Payment")

  Participation Rate:                  105%

  Basket Return:                       On each Basket Determination Date, a
                                       Basket Return is calculated according to the following formula:

                                          Basket Return = (0.80 x Dow Index
                                          Return) + (0.20 x EAFE Index Return)

  Final Basket Return:                 The arithmetic average of the Basket
                                       Returns determined for each of the
                                       Basket Determination Dates.

Index Return:                          Computed separately for each Basket
                                       Index, the return computed using the
                                       following formula.

                                                       Ending Index Level -
                                                       Starting Index Level
                                       Index Return = ----------------------
                                                       Starting Index Level

Valuation Date:                        September 13, 2012

Price to Public:                       100%

Agent's Discount:                      2.50%

Optional Redemption:                   Yes [_] No [X]

The Survivor's Option:                 [_] is [X] is not available

Securities Exchange Listing:           None.

Specified Currency:                    U.S. Dollars

Authorized Denominations:              $1,000 integral amounts

Calculation Agent:                     Wachovia Bank, National Association

Agent:                                 Wachovia Securities

     Special Tax Considerations: We have determined that the "comparable yield" for the notes described herein is 4.69%, compounded annually. This "comparable yield" results in a "projected payment schedule", per $1000 note, of a single payment at maturity of $1,289.01. The table below shows the original issue discount ("OID") that will accrue each year, based on this information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to maturity the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed) special rules may apply. As all but one of the Basket Determination Dates occur more than six months prior to the stated Maturity Date, it is possible that these special rules could apply to the notes.

                                    ACCRUED OID     TOTAL ACCRUED OID PER $1,000
      CALENDAR YEAR               PER $1,000 NOTE       NOTE THROUGH YEAR-END
      -----------------          -----------------  ----------------------------
      2007 (from 3/6) ..........      $38.47                   $ 38.47
      2008 .....................      $48.78                   $ 87.25
      2009 .....................      $50.99                   $138.24
      2010 .....................      $53.38                   $191.62
      2011 .....................      $55.80                   $247.42
      2012 (to 9/20) ...........      $41.59                   $289.01

NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WE WILL PAY ON THE NOTES. YOU ARE URGED TO REVIEW CAREFULLY THE SECTION ENTITLED "ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" ON PAGE PS-23 AND CONSULT YOUR TAX ADVISER REGARDING YOUR PARTICULAR CIRCUMSTANCES.

                        SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Final Basket Return is as listed in the first column.

                                 SUPPLEMENTAL PAYMENT    TOTAL MATURITY PAYMENT
      FINAL BASKET RETURN          (PER $1,000 NOTE)        (PER $1,000 NOTE)
      -------------------        --------------------    ---------------
       80% ......................       $840.00                 $1,840.00
       60% ......................       $630.00                 $1,630.00
       40% ......................       $420.00                 $1,420.00
       20% ......................       $210.00                 $1,210.00
       10% ......................       $200.00                 $1,200.00
        5% ......................       $200.00                 $1,200.00
        0% ......................       $200.00                 $1,200.00
       -5% ......................       $200.00                 $1,200.00
      -10% ......................       $200.00                 $1,200.00
      -20% ......................       $200.00                 $1,200.00
      -40% ......................       $200.00                 $1,200.00
      -60% ......................       $200.00                 $1,200.00
      -80% ......................       $200.00                 $1,200.00

     This table is illustrative only and we make no representation regarding the actual amount of the Supplemental Payment. See page PS-6 of this pricing supplement for a more detailed description of the methodology for computing the illustrative amounts in this table.

               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of March 6, 2007, the notes will be rated by the indicated rating agencies as follows:

         Standard & Poor's:         AA-
         Moody's:                   A1
         Fitch:                     AA-
         A.M. Best:                 a+

                             ADDITIONAL INFORMATION

          The prospectus, dated September 8, 2006 and referred to above is available on the SEC Website as follows:

        HTTP://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/45947/000093041306006622/
                         0000930413-06-006622-INDEX.HTM

INVESTING IN THE PRINCIPAL PROTECTED MEDIUM-TERM NOTES INVOLVES A NUMBER OF RISKS. SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE PS-10 OF THIS PRICING SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY STATE INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Pricing Supplement dated February 27, 2007

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
DESCRIPTION OF THE NOTES ................................................. PS-4
ADDITIONAL RISK FACTORS .................................................. PS-10
THE DOW JONES INDUSTRIAL AVERAGE(SM) ..................................... PS-14
THE MSCI EAFE INDEX ...................................................... PS-17
ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ...... PS-23
PLAN OF DISTRIBUTION ..................................................... PS-24
ERISA CONSIDERATIONS ..................................................... PS-24

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement and the prospectus. We have not authorized anyone to give you any additional or different information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any Agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this pricing supplement and the prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

     In this pricing supplement and the accompanying prospectus, "we," "us" and "our" refer to Hartford Life Insurance Company, a life insurance company organized under the laws of Connecticut, unless the context requires otherwise.

     The notes described herein are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

                            DESCRIPTION OF THE NOTES

     THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF THE NOTES SET FORTH UNDER THE HEADINGS "DESCRIPTION OF THE NOTES" IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS PRICING SUPPLEMENT HAVE THE MEANINGS ASSIGNED IN THE ACCOMPANYING PROSPECTUS. FOR THE PURPOSES OF THIS PRICING SUPPLEMENT, THE TERM "NOTE" REFERS TO EACH $1,000 PRINCIPAL AMOUNT OF OUR PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO THE BASKET.

GENERAL

     The notes are direct, unsecured, senior obligations of Hartford Life Insurance Company the return on which is linked to the Basket Return. The notes will be issued by Hartford Life Insurance Company under an indenture dated September 8, 2006, as may be amended or supplemented from time to time, between us and The Bank of New York Trust Company, N.A., as successor indenture trustee to JPMorgan Chase Bank, N.A. (the "trustee").

     o Hartford Life Insurance Company will offer principal protected, medium-term, notes, the return on which is linked to the performance of a basket consisting of the Dow Index and the EAFE Index (each, a "Basket Index"). The basket will be weighted 80% Dow Index and 20% EAFE Index. This pricing supplement describes terms that will apply to the notes, and supplements the terms described in the accompanying prospectus.

     o You will receive 100% of the principal amount ("Par") of your notes at maturity and a Supplemental Payment described below.

     o The Supplemental Payment will be the greater of the Minimum Supplemental Payment or the Basket-linked Supplemental Payment.

     o Since the Minimum Return is set at 20%, the Minimum Supplemental Payment per $1,000 of principal amount invested will be $200 at maturity. You will receive at least this amount as return upon maturity per $1,000 of principal amount invested.

     o You will receive the Basket-linked Supplemental Payment if it is greater than the Minimum Supplemental Payment. The amount of the Basket-linked Supplemental Payment is based on the Final Basket Return, which is the arithmetic average of the six (6) Basket Returns on each of the Basket Determination Dates, described in more detail below.

     o Investing in the notes is not equivalent to investing in either Basket Index or any of the stocks that are included in any Basket Index (as defined herein).

KEY TERMS

Dow Index:                              The Dow Jones Industrial
                                        Average(SM)("Dow Index") as published by
                                        Dow Jones & Company ("Dow Jones"). "Dow
                                        Jones", "Dow Jones Industrial
                                        Average(SM)", "Dow Index" and "DJIA" are service marks of The Dow Jones and are licensed to us for our use. The notes are not sponsored, endorsed, sold or promoted by Dow Jones and Dow Jones makes no representations regarding the advisability of investing in the notes.

EAFE Index:                             The MSCI EAFE(R) Index ("EAFE Index") as
                                        published by Morgan Stanley Capital
                                        International Inc. ("MSCI"). The EAFE
                                        Index is the exclusive property of MSCI.
                                        "MSCI" and the "EAFE Index" are service
                                        marks of MSCI or its affiliates and have been licensed to us for our use. The notes are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to the notes.

Basket Index:                           The Dow Index and the EAFE Index are
                                        each referred to generally as a Basket
                                        Index.

Index Return:                           On each Basket Determination Date, the
                                        Calculation Agent will determine the Dow
                                        Index Return and the EAFE Index Return,
                                        each an "Index Return," and calculate
                                        the Basket Return. The Index Return
                                        measures the percentage change for each
                                        Basket Index by comparing that Ending
                                        Index Level for the relevant Basket
                                        Determination Date to its Starting Index
                                        Level set on Trade Date. The Index
                                        Returns will be calculated on each
                                        Basket Determination Date according to
                                        the following formula:

                                                         Ending Index Level -
                                                        Starting Index Level
                                        Index Return = ------------------------
                                                         Starting Index Level

Starting Index Level:                   For each Basket Index, the level of such
                                        index as of the Trade Date.

Ending Index Level:                     For each Basket Index, the level of such
                                        Index on the relevant Basket
                                        Determination Date as determined by the
                                        Calculation Agent.

Basket Return:                          On each Basket Determination Date, the
                                        Calculation Agent will determine the
                                        Basket Return according to the following formula:

                                        Basket Return = (0.80 x Dow Index
                                        Return) + (0.20 x EAFE Index Return)

Final Basket Return:                    On the Valuation Date, the Calculation
                                        Agent will determine the Final Basket
                                        Return by averaging each of the Basket
                                        Returns determined on each Basket
                                        Determination Date. The Final Basket
                                        Return is used to determine the
                                        Basket-linked Supplemental Payment by
                                        multiplying it by the Par amount of your notes.

Supplemental Payment:                   The Supplemental Payment per $1,000
                                        principal amount of your notes paid at
                                        maturity will equal the greater of (i)
                                        the Minimum Supplemental Payment or (ii) the Basket-linked Supplemental Payment.

Minimum Supplemental Payment:           The Minimum Supplemental Payment is
                                        calculated by multiplying Par by the
                                        Minimum Return. The Minimum Supplemental
                                        Payment per each $1,000 of principal
                                        amount invested is $200.

Minimum Return:                         20%

Participation Rate:                     105%

Basket-linked Supplemental Payment:     The Basket-linked Supplemental Payment
                                        is equal to the Final Basket Return, as
                                        calculated on the Valuation Date,
                                        multiplied by the Par amount of each
                                        note multiplied by the Participation
                                        Rate, as described in more detail under
                                        "Description of the Notes - Supplemental
                                        Payment at Maturity". You will receive a Basket-linked Supplemental Payment if the Basket-linked Supplemental Payment is a greater than the Minimum
                                        Supplemental Payment.

Basket Determination Date(s):           The Index Returns and Basket Returns
                                        will be calculated on September 20 of
                                        each year, from 2007 through 2011, and
                                        on September 13, 2012 (each a "Basket
                                        Determination Date"). Any Basket
                                        Determination Date is subject to
                                        postponement in the event of certain
                                        Market Disruption Events and as
                                        described under "Description of the
                                        Notes -- Supplemental Payment at
                                        Maturity."

Valuation Date:                         The Valuation Date is September 13,
                                        2012, subject to postponement in the
                                        event of certain Market Disruption
                                        Events.

Maturity Date:                          The Maturity Date of September 20, 2012
                                        is subject to postponement in the event
                                        of certain Market Disruption Events and
                                        as described under "Description of the
                                        Notes -- Supplemental Payment at
                                        Maturity."

SUPPLEMENTAL PAYMENT AT MATURITY

     At maturity you will receive, for each note that you hold, the principal amount plus a Supplemental Payment in an amount equal to the greater of the Minimum Supplemental Payment and the Basket-linked Supplemental Payment. You will receive at least the "Minimum Supplemental Payment" at maturity, which is calculated by multiplying the Par amount of each note by the Minimum Return. Since the "Minimum Return" is set at 20%, you will receive at least $1,200 on the Maturity Date for every $1,000 principal amount invested. You may be entitled to a greater return on the Maturity Date if the Basket-linked Supplemental Payment is greater than the Minimum Supplemental Payment. The "Basket-linked Supplemental Payment" will be determined by the Calculation Agent on the Valuation Date and will equal the Par amount of each note multiplied by the Final Basket Return multiplied by the Participation Rate. The "Participation Rate" is 105%.

     In order to determine the Basket-linked Supplemental Payment, the Calculation Agent will determine each Index Return and Basket Return for each Basket Determination Date and the Final Basket Return on the Valuation Date, as described below. The "Index Return" is the percentage change in each Basket Index as measured by the Ending Index Level for that Basket Index on the applicable Basket Determination Date relative to the Starting Index Level for that Basket Index. The Index Return for the Dow Index and EAFE Index will be calculated in accordance with the following formula:

                               Ending Index Level - Starting Index Level
             Index Return =    -----------------------------------------
                                         Starting Index Level

     The Basket Return will be calculated on each of the Basket Determination Dates as follows:

     Basket Return = (0.80 x Dow Index Return) + (0.20 x EAFE Index Return)

     The Final Basket Return is the arithmetic average of each of the Basket Returns determined for each Basket Determination Date. The Final Basket Return is multiplied by the Par amount of your notes and by the Participation Rates to determine the Basket-linked Supplemental Payment.

     The "Ending Index Level" on any Trading Day will equal the closing levels for the each Basket Index or any Successor Index (as defined below) or alternative calculation of the Basket Indexes described under "The Dow Index -- Discontinuation of the Dow Index; Alteration of Method of Calculation" or "EAFE Index -- Discontinuation of the EAFE Index; Alteration of Method of Calculation." For the Dow Index, this determination is made at the regular official weekday close of the principal trading session of the New York Stock Exchange ("NYSE"), the American Stock Exchange LLC (the "AMEX"), the NASDAQ Stock Market and/or any relevant exchange or market for the Successor Index, as determined by the Calculation Agent. For the EAFE Index this determination is made using the official exchange closing prices accepted as such in the relevant market.

     With respect to the Dow Index, a "Trading Day" is, a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ Stock Market and/or any relevant exchange, as defined below, or market for the Successor Index. With respect to the EAFE Index, a "Trading Day" is a day as determined by the Calculation Agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the EAFE Index that constitute 20% or more of the value of the EAFE Index and (ii) the exchanges on which futures or options contracts related to the EAFE Index are traded.

     The "Basket Determination Dates" will be each September 20, from 2007 through 2011 and September 13, 2012.

     If a Basket Determination Date (i) is not a Trading Day or (ii) if there is a Market Disruption Event with respect to such Basket Index on such day, the applicable Basket Determination Date for such Index and the Basket will be postponed to, in the case of clause (i), the immediately succeeding Trading Day for such Basket Index and, in the case of clause

(ii) the next succeeding Trading Day for such Basket Index during which no Market Disruption Event with respect to such Basket Index shall have occurred or is continuing; PROVIDED that the Basket Return will not be determined on a date later than the tenth scheduled Trading Day after the Valuation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Basket Return on such date in accordance with the formula for and method of calculating the Basket Return last in effect prior to commencement of the Market Disruption Event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent's good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-Trading Day) on such tenth scheduled Trading Day of each security most recently included in the relevant Basket Index.

     The Maturity Date for the notes is September 20, 2012 and is subject to adjustment as described under "Description of the Notes -- General -- Business Day" in the accompanying prospectus and if the Valuation Date is postponed. If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than three business days prior to the stated Maturity Date or after the stated Maturity Date, the maturity date will be the third business day following the Valuation Date, as postponed. We describe Market Disruption Events below under "-- Market Disruption Events."

EXAMPLES OF SUPPLEMENTAL PAYMENT DETERMINATION

     The Supplemental Payment depends on the Final Basket Return. Because the Index Returns may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the Maturity Date. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of each Basket Index on the Supplemental Payment payable at maturity for $1,000 principal amount of the notes on the dates and using the variables as stated. Because these examples are based on hypothetical assumptions, such as the hypothetical specific Basket Returns on the Basket Determination Dates, which may not reflect the actual performance of each Basket Index during the term of the notes, the returns set forth in the tables may not reflect the actual returns.

FINAL BASKET RETURN EXAMPLE

     Set forth below is a hypothetical example of a Final Basket Return calculation, using the Basket Weight for the notes:

BASKET                                                                                                BASKET RETURN =
DETERMINATION         DOW INDEX            DOW INDEX           EAFE INDEX             EAFE      (0.80 X DOW INDEX RETURN) +
DATES          (STARTING LEVEL = 12,750)    RETURN      (STARTING LEVEL = 1,200)  INDEX RETURN  (0.20 X EAFE INDEX RETURN)
-------------  ------------------------    ---------    ------------------------  ------------  ----------------------------
09/20/2007              13,200               3.5%                 1,250               4.2%                 3.7%
09/20/2008              14,000               9.8%                 1,300               8.3%                 9.5%
09/20/2009              15,000               17.6%                1,400               16.7%                17.5%
09/20/2010              16,000               25.5%                1,500               25.0%                25.4%
09/20/2011              17,000               33.3%                1,600               33.3%                33.3%
09/13/2012              18,000               41.2%                1,700               41.7%                41.3%

Final Basket Return (Arithmetic Average of Basket Returns Above)                                           21.8%

     In the above hypothetical example, the Final Basket Return is 21.8% and is calculated as follows:

     Final Basket Return = (3.7% + 9.5% + 17.5% + 25.4% + 33.3% + 41.3%) /
     6 = 21.8%

SUPPLEMENTAL PAYMENT EXAMPLES

     Set forth below are three examples of Final Basket Returns and resulting Supplemental Payments. The Minimum Return is 20% and the Participation Rate is 105%. The formula to calculate the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment at Maturity for each $1,000 principal amount of notes equals the greater of:

          (i) $1,000 x Minimum Return

          (ii) $1,000 x Final Basket Return x Participation Rate

     EXAMPLE 1 -- The hypothetical Basket Returns on the following Basket Determination Dates are:

                                 BASKET
                                 DETERMINATION
                                 DATES                 BASKET RETURN
                                 -----------------------------------------------
                                 09/20/2007                3.7%
                                 09/20/2008                9.5%
                                 09/20/2009                17.5%
                                 09/20/2010                25.4%
                                 09/20/2011                33.3%
                                 09/13/2012                41.3%

      The Final Basket Return = (3.7% + 9.5% + 17.5% + 25.4% + 33.3% + 41.3%) /
      6 = 21.8%.

     The Final Basket Return times the Participation Rate equals 22.9%. Since this return of 22.9% is greater than the Minimum Return of 20%, the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment = $1,000 x 22.9% = $229.00.

     EXAMPLE 2 -- The hypothetical Basket Returns on the following Basket Determination Dates are:

                                 BASKET
                                 DETERMINATION
                                 DATES                 BASKET RETURN
                                 -----------------------------------------------
                                 09/20/2007                4.0%
                                 09/20/2008                4.0%
                                 09/20/2009                4.0%
                                 09/20/2010                10.0%
                                 09/20/2011                25.0%
                                 09/13/2012                40.0%


      The Final Basket Return = (4.0% + 4.0% + 4.0% + 10.0% + 25.0% + 40.0%) / 6
      = 14.5%

     The Final Basket Return times the Participation Rate equals 15.2%. Since this return of 15.2% is less than the Minimum Return of 20%, the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment = $1,000 x 20.0% = $200.00.

     EXAMPLE 3 -- The hypothetical Basket Returns on the following Basket Determination Dates are:

                                 BASKET
                                 DETERMINATION
                                 DATES                 BASKET RETURN
                                 -----------------------------------------------
                                 09/20/2007                10.0%
                                 09/20/2008                20.0%
                                 09/20/2009                30.0%
                                 09/20/2010                40.0%
                                 09/20/2011                50.0%
                                 09/13/2012                10.0%


      The Final Basket Return = (10.0% + 20.0% + 30.0% + 40.0% + 50.0% + 10.0%)
      / 6 = 26.7%

     The Final Basket Return times the Participation Rate equals 28.0%. Since this return of 28.0% is greater than the Minimum Return of 20%, the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment = $1,000 x 28.0% = $280.00.

CALCULATION AGENT

     The Calculation Agent will be Wachovia Bank, National Association. The Calculation Agent will determine, among other things, the Basket Index, the Ending Index Levels, the Basket Returns, the Final Basket Return and the amount of the Basket-linked Supplemental Payment. In addition, the Calculation Agent will determine whether a day is a Trading Day, whether there has been a Market Disruption Event with respect to, or a discontinuation of, either Basket Index and whether there has been a material change in the method of calculation of either Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and on us. We may appoint a different Calculation Agent after the date of this pricing supplement without your consent and without notifying you.

     All calculations made on the Valuation Date, all dollar amounts related to determination of the Supplemental Payment payable at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (E.G., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

MARKET DISRUPTION EVENTS

     Certain events may prevent the Calculation Agent from calculating the Basket Index or Basket Return on any Basket Determination Date and consequently the Final Basket Return and the Supplemental Payment that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a "Market Disruption Event."

     With respect to either Basket Index, a "Market Disruption Event" means:

     o a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the stocks which then comprise such Basket Index (or any Successor Index) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on the primary exchange for trading of such stock; or

     o a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks which then comprise such Basket Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

     o a suspension, absence or material limitation of trading on the primary securities exchange(s), as determined by the Calculation Agent for trading in futures, options contracts or exchange traded funds related to such Basket Index, (or the relevant Successor Index) any Component Country Index or any Component Region Index or Component Securities (each defined below) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such exchange;

     o a decision to permanently discontinue trading in the relevant futures or options contracts; or

     o a suspension, absence, limitation, calculation or repudiation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the relevant exchange in 20% or more of any options contracts relating to stocks which then comprise 20% or more of the value of such Basket Index;

in each case as determined by the Calculation Agent in its sole discretion; and

     o the Calculation Agent's determination, in its sole discretion, that the event(s) described above materially interfered with our ability or the ability of any of our affiliates or any hedging counterparty of ours or of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

     For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in either Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted index shall be based on a comparison of: the portion of the level of the disrupted index, Component Country Index or Component Region Index, as the case may be, attributable to that security relative to the overall level of the disrupted index, Component Country Index or Component Region Index, as the case may be, in each case immediately before that suspension or limitation.

     For purposes of determining whether a Market Disruption Event has occurred:

     o a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

     o limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent, in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

     o a suspension of trading in futures or options contracts on the Dow Index or the EAFE Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Basket Index by the primary securities market trading in such contracts by reason of

        o  a price change exceeding limits set by such exchange or market,

        o  an imbalance of orders relating to such contracts, or

        o  a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Dow Index or the EAFE Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Basket Index; and

     o a "suspension of trading" on any relevant exchange or on the primary market on which futures or options contracts related to the Dow Index or the EAFE Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances. The MSCI Europe Index and the MSCI Far East Index (each a "Component Region Index") comprise the Component Securities in the Component Country Indices (described in "The EAFE Index--Basket Index Calculation") within such region.

     The likelihood of a Market Disruption Event occurring in the future is unpredictable.

ALTERNATE SUPPLEMENTAL PAYMENT CALCULATION IN CASE OF AN EVENT OF DEFAULT

     In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per each $1,000 principal amount of the notes upon any acceleration of the notes will be equal to $1,000 plus the Supplemental Payment, which will be calculated as if the date of acceleration were the Valuation Date. For each Basket Determination Date scheduled to occur after the date of acceleration, the Trading Days immediately preceding the date of acceleration (in such number equal to the number of Basket Determination Dates in excess of one) shall be the corresponding Basket Determination Date.

                             ADDITIONAL RISK FACTORS

     YOUR INVESTMENT IN THE NOTES WILL INVOLVE CERTAIN RISKS. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN EITHER BASKET INDEX OR ANY OF THE STOCKS INCLUDED IN EITHER BASKET INDEX. IN ADDITION, YOUR INVESTMENT IN THE NOTES ENTAILS OTHER RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING DISCUSSION OF RISKS BEFORE YOU DECIDE THAT AN INVESTMENT IN THE NOTES IS SUITABLE FOR YOU.

THE NOTES DIFFER FROM CONVENTIONAL DEBT SECURITIES AND YOUR TOTAL RETURN MAY BE LIMITED TO THE PRINCIPAL AMOUNT OF YOUR NOTES PLUS THE MINIMUM SUPPLEMENTAL PAYMENT.

     The terms of the notes differ from those of conventional debt securities in that we will not pay interest on the notes and your total payment at maturity will be based on the performance of the Basket Indexes rather than the interest rate we will pay you. If the Basket-linked Supplemental Payment does not exceed the Minimum Supplemental Payment you will receive only $1,000 plus the Minimum Supplemental Payment for each $1,000 principal amount of your notes. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note plus the Minimum Supplemental Payment may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

YOUR RETURN ON THE NOTES WILL NOT REFLECT DIVIDENDS ON THE COMMON STOCKS OF THE COMPANIES IN EITHER BASKET INDEX.

     As a holder of the notes, you will not have voting rights, the right to receive dividends or other distributions or any other rights that holders of the securities composing either Basket Index would have. You will not receive the dividends paid on the common stocks of the companies included in either Basket Index and your return on the notes will not reflect the return you would have realized if you had actually owned those stocks. This is because the Calculation Agent will calculate the amount payable to you at maturity of the notes by reference to the Final Basket Return. The Final Basket Return reflects the average closing level of the Basket Indexes without taking into consideration the value of dividends paid on the common stocks within either Basket Index.

THE NOTES ARE DESIGNED TO BE HELD TO MATURITY.

     The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where either Basket Index has appreciated since the date of the issuance of the notes. The hypothetical returns described herein assume that your notes are held to maturity.

SECONDARY TRADING MAY BE LIMITED.

     The notes will not be listed on a securities exchange or included in any inter-dealer market quotation system. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily. Moreover, we expect that transaction costs for a sale of notes in any secondary market would be high.

     Wachovia Capital Markets, LLC may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Wachovia Capital Markets, LLC is willing to buy the notes. If at any time Wachovia Capital Markets, LLC or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

CHANGES IN THE VOLATILITY OF EXCHANGE RATES, AND THE CORRELATION BETWEEN THAT RATE AND THE LEVEL OF THE EAFE INDEX ARE LIKELY TO AFFECT THE MARKET VALUE OF THE NOTES.

     The exchange rate between the U.S. dollar and each of the currencies upon which EAFE Index Component Securities (the "Component Securities") are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies, the particular currency upon which an EAFE Index Component Security is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency upon which an EAFE Index Component Security is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency upon which an EAFE Index Component Security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the EAFE Index Component Securities are denominated refers to the size and frequency of changes in that exchange rate. Because the notes are payable in U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which EAFE Index Component Securities are denominated could affect the market value of the notes. The correlation of the exchange rate between the U.S. dollar and each of the currencies upon which EAFE Index Component Securities are denominated and the level of the EAFE Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the EAFE Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies upon which EAFE Index Component Securities are denominated and the percentage changes in the level of the EAFE Index could affect the value of the notes.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

     The stocks that constitute the EAFE Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

     The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country's government, economic and fiscal policies; currency exchange laws or other foreign laws; and similar restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK.

     Because the prices of the EAFE Index Component Securities are converted into U.S. dollars for purposes of calculating the value of the EAFE Index Component Country Indexes and the EAFE Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the EAFE Index. An investor's net exposure will depend on the extent to which the currencies of the EAFE Index Component Country Indexes strengthen or weaken against the U.S. dollar and the relative weight of each EAFE Index Component Country Index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the Basket Index will be adversely affected and the payment at maturity of the notes may be reduced.

     Of particular importance to potential currency exchange risks are

     o    existing and expected rates of inflation;

     o    existing and expected interest rate levels;

     o    the balance of payments; and

     o the extent of governmental surpluses or deficits in the component countries and the United States of America.

         All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance. See also "The EAFE Index--The Basket Index is Subject to Currency Exchange Risk."

MSCI MAY ADJUST THE EAFE INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND MSCI HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

     Morgan Stanley Capital International Inc. ("MSCI") is responsible for calculating and maintaining the EAFE Index. MSCI can add, delete or substitute the Component Country Indexes underlying the EAFE Index or the stocks underlying any Component Country Index or make other methodological changes that could change the level of the EAFE Index. You should realize that the changing of Component Country Indexes or stocks included in the EAFE Index may affect the EAFE Index as a newly added Component Country Index or stock may perform significantly better or worse than the Component Country Index or stock it replaces. Additionally, MSCI may alter, discontinue or suspend calculation or dissemination of the EAFE Index. Furthermore, the policies and judgments for which MSCI is responsible with respect to the calculation of the EAFE Index, including, without limitation, the selection of the foreign exchange rates used for the purpose of establishing the daily prices of the stocks underlying the EAFE Index could also affect the value of the EAFE Index. Any of these actions could adversely affect the value of the notes. MSCI has no obligation to consider your interests in calculating or revising the EAFE Index. See "The EAFE Index."

DOW JONES MAY ADJUST THE DOW INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND DOW JONES HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

     Dow Jones & Company ("Dow Jones"), is responsible for calculating and maintaining the Dow Index. Dow Jones can add, delete or substitute the stocks underlying the Dow Index or make other methodological changes that could change the level of the Dow Index. You should realize that the changing of companies included in the Dow Index may affect the Dow Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Dow Jones may alter, discontinue or suspend calculation or dissemination of the Dow Index. Any of these actions could adversely affect the value of the notes. Dow Jones has no obligation to consider your interests in calculating or revising the Dow Index. See "The Dow Jones Industrial Average(SM)."

THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS.

     Many economic and market factors will influence the market value of the notes. We expect that, generally, the level of either Basket Index and interest rates on any day will affect the market value of the notes more than any other single factor. However, you should not expect the market value of the notes in the secondary market to vary in proportion to changes in the level of either Basket Index. The market value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

     o    the expected volatility in either Basket Index;

     o    the time to maturity of the notes;

     o    the dividend rate on the common stocks underlying either Basket Index;

     o interest and yield rates in the market generally as well as in the markets of the securities composing either Basket Index;

     o economic, financial, political, regulatory or judicial events that affect the stocks included in either Basket Index or stock markets generally and which may affect the Basket Return on any Basket Determination Date; and

     o Foreign exchange and similar risks associated with investments in non-U.S. Securities markets.

     o    our creditworthiness.

     These factors will influence the price you will receive if you sell your notes before maturity. If you sell your note before maturity, you may receive less than the principal amount of your note.

     You cannot predict the future performance of either Basket Index based on its historical performance. The Ending Index Levels may be equal to or below the Starting Index Levels.

IF THE LEVEL OF EITHER BASKET INDEX CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER.

     Your note may trade quite differently from the performance of either Basket Index. Changes in the level of either Basket Index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity above under "Additional Risk Factors -- Prior to maturity, the market value of your notes may be influenced by many unpredictable factors."

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN.

     The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Return on any Basket Determination Date and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. In addition, if the Calculation Agent determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Determination Dates and the maturity date will be postponed and the return on or the market value of your notes may be adversely affected. See "Description of the Notes -- Market Disruption Events."

ANY GAIN UPON THE SALE OF A NOTE WILL BE ORDINARY INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES.

     If you are subject to U.S. federal income tax, any gain you realize upon the sale of a note generally will not be eligible for treatment as a capital gain. Rather, you will generally be required to treat any such gain as interest income for U.S. federal income tax purposes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in this pricing supplement and consult your tax adviser regarding your particular circumstances.

THE NOTES WILL BE CONTINGENT PAYMENT DEBT INSTRUMENTS FOR U.S. FEDERAL INCOME TAX PURPOSES.

     The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, the notes will be treated as issued with original issue discount and you will be required to accrue such original issue discount as interest income for such purposes, regardless of your method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received

     We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the IRS.

     Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

     We have determined that the "comparable yield" for the notes, and the "projected payment schedule," per $1,000 of a note, are as set forth on page PS-2 of this pricing supplement.

NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WE WILL PAY ON THE NOTES.

     You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" beginning on page PS-23 and to consult your tax adviser regarding your particular circumstances.

THE ENDING INDEX LEVEL MAY BE LESS THAN THE BASKET INDEX LEVEL AT OTHER TIMES DURING THE TERM OF THE NOTES.

     Because the Ending Index Level is calculated based on the Dow Index and EAFE Index closing levels on specified Basket Determination Dates during the term of the notes, the level of the Basket Index at various other times during the term of the notes could be higher than the Ending Index Level. This difference could be particularly large if there is a significant increase in the level of the Basket Index before and/or after the Basket Determination Dates or if there is a significant decrease in the level of the Basket Index around the time of the Basket Determination Dates or if there is significant volatility in the Basket Index level during the term of the notes (especially on dates near the Basket Determination Dates). For example, if the Basket Index level increases or remains relatively constant during the initial term of the notes and then decreases below the Starting Index Level before the first Basket Determination Date, the Ending Index Level may be significantly less than if it were calculated on a date earlier than the first Basket Determination Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket Index alone, the stocks underlying the Basket Index or contracts relating to the Basket Index for which there is an active secondary market.

THE INCLUSION IN THE ORIGINAL ISSUE PRICE OF THE COST OF HEDGING OUR OBLIGATIONS UNDER THE NOTES AND SELLING AGENT COMMISSIONS IS LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY.

     While the payment at maturity will be based on the applicable principal amount of your notes as described in this pricing supplement, the original issue price of the notes reflects commissions paid to selling agents and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price at which you may be able to sell your notes in a secondary market transaction, if at all, will likely be lower than the original issue price.

WE ARE NOT AFFILIATED WITH ANY OF THE COMPANIES THAT MAKE UP EITHER BASKET
INDEX.

     We are not affiliated with any of the companies that make up either of the Basket Indexes. As a result, we do not have the ability to control the actions of such companies, including actions that could affect the value of the stocks underlying either Index or your notes. None of the money you pay us will go directly to either Basket Index or any of the companies included in either Basket Index and none of those companies will be involved in the offering of the notes in any way. Neither we nor those companies have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

WE OR OUR AFFILIATES MAY HAVE ECONOMIC INTERESTS ADVERSE TO THE HOLDERS OF THE NOTES.

     We and our affiliates regularly may trade the stocks underlying either Basket Index and other financial instruments related to either Basket Index and its component stocks on a regular basis, for our and their accounts and for other accounts under their management. We or our affiliates may currently or from time to time engage in business with companies whose stock is included in either Basket Index, including extending loans to, or making equity investments in them. Such activities could potentially affect the level of either Basket Index and, accordingly, could affect the value of the notes and any Supplemental Payment payable to you at maturity.

                       THE DOW JONES INDUSTRIAL AVERAGE(SM)

     We have derived all information contained in this pricing supplement regarding the Dow Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. The Dow Index was developed by Dow Jones and is calculated, maintained and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

     The Dow Index was introduced to the investing public by Charles Dow on May 26, 1896 and originally was comprised of only 12 stocks. It has since become one of the most well known and widely followed indicators of the U.S. stock market and is the oldest continuing stock market index in the world. The Dow Index is comprised of 30 common stocks chosen by the editors of THE WALL STREET JOURNAL as representative of the broad market of U.S. industry. Many of the companies represented in the Dow Index are household names and leaders in their respective industries, and their stocks are widely held by both individual and institutional investors. Because the Dow Index is so well known and its performance is generally perceived to reflect that of the overall domestic equity market, it is often used as a benchmark for investments in equities, mutual funds, and other asset classes. The Dow Index accounts for approximately 23.8% of the total U.S. market, as measured by the Dow Jones Wilshire 5000 Index, as of December 13, 2005.

     The Dow Index is a price-weighted index rather than market capitalization-weighted index. In essence, the Dow Index consists of one share of each of the 30 stocks included in the Dow Index. Thus, the weightings of the components of the Dow Index are affected only by changes in their prices, while the weightings of stocks in other indexes are affected by price changes and changes in shares outstanding. This distinction stems from the fact that, when initially created, the Dow Index was a simple average (hence the name), and was computed merely by adding up the prices of the stocks in the Dow Index and dividing that sum by the total number of stocks in the Dow Index. However, it eventually became clear that a method was needed to smooth out the effects of stock splits and composition changes to prevent these events from distorting the level of the Dow Index. Therefore, a divisor was created that has been periodically adjusted over time. This divisor, when divided into the sum of the prices of the stocks in the Dow Index, generates the number that is reported every day in newspapers, on television and radio, and over the Internet. With the incorporation of the divisor, the Dow Index can no longer be considered an average.

     The editors of THE WALL STREET JOURNAL, which is published by Dow Jones, select the components of the Dow Index. Periodically, the editors review and make changes to the composition of the Dow Index. In selecting a company's stock to be included in the Dow Index, the editors look for a leading industrial company with a successful history of growth and a wide interest among investors. The inclusion of any particular company in the Dow Index does not constitute a prediction as to the company's future results of operations or stock market performance. For the sake of continuity, composition changes are rare, and generally have occurred only after corporate acquisitions or other dramatic shifts in a company's core business. When the editors of The Wall Street Journal determine that a component stock needs to be changed, they also review the other stocks in the Dow Index to confirm their continued presence.

LICENSE AGREEMENT WITH DOW JONES.

     We expect to enter into a non-exclusive license agreement with Dow Jones providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Index, which is owned and published by Dow Jones, in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones's only relationship to us is in the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM)which is determined, composed and calculated by Dow Jones without regard to us or the notes. Dow Jones has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the Dow Index. Dow Jones is not responsible for and has not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

     DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM)OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HARTFORD LIFE INSURANCE COMPANY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM)OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM)OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND HARTFORD LIFE INSURANCE COMPANY.

DISCONTINUATION OF THE DOW JONES INDUSTRIAL AVERAGE(SM); ALTERATION OF METHOD OF CALCULATION

     If Dow Jones discontinues publication of the Dow Index and Dow Jones or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Dow Index (such index being referred to herein as a "Successor Index"), then any Ending Dow Index Level will be determined by reference to the level of such Successor Index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Successor Index on each relevant Basket Determination Date.

     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If Dow Jones discontinues publication of the Dow Index prior to, and such discontinuation is continuing on, an Basket Determination Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, such Basket Determination Date or other relevant date, then the Calculation Agent will determine the Ending Dow Index Level for such date. The Dow Index closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Dow Index or Successor Index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Dow Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Dow Index may adversely affect the value of the notes.

     If at any time the method of calculating the Dow Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Dow Index or a Successor Index is in any other way modified so that the Dow Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Dow Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Ending Dow Index Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Ending Dow Index Level with reference to the Dow Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Index or a Successor Index is modified so that the level of the Dow Index or such Successor Index is a fraction of what it would have been if there had been no such modification (E.G., due to a split in the Dow Index), then the Calculation Agent will adjust its calculation of the Dow Index or such Successor Index in order to arrive at a level of the Dow Index or such Successor Index as if there had been no such modification (E.G., as if such split had not occurred).

     HISTORICAL DATA ON THE DOW INDEX

     The following graph sets forth the closing levels of the Dow Index on the last business day of each year from 1981 through 2006. The historical performance of the Dow Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Dow Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.

                                [CHART OMITTED]


           [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]

     1/30/1981       947.27
     2/27/1981       974.58
     3/31/1981      1003.87
     4/30/1981       997.75
     5/29/1981       991.75
     6/30/1981       976.87
     7/31/1981       952.34
     8/31/1981       881.47
     9/30/1981       849.98
    10/30/1981       852.55
    11/30/1981       888.98
    12/31/1981          875
     1/29/1982       871.09
     2/26/1982       824.39
     3/31/1982       822.77
     4/30/1982       848.36
     5/31/1982       819.55
     6/30/1982       811.94
     7/30/1982       808.59
     8/31/1982       901.31
     9/30/1982       896.25
    10/29/1982       991.72
    11/30/1982      1039.28
    12/31/1982      1046.55
     1/31/1983       1075.7
     2/28/1983      1112.62
     3/31/1983      1130.03
     4/29/1983       1226.2
     5/31/1983      1199.98
     6/30/1983      1221.95
     7/29/1983      1199.22
     8/31/1983      1216.16
     9/30/1983      1233.12
    10/31/1983       1225.2
    11/30/1983      1276.02
    12/30/1983      1258.64
     1/31/1984       1220.5
     2/29/1984      1154.62
     3/30/1984      1164.89
     4/30/1984      1170.75
     5/31/1984      1104.84
     6/29/1984      1132.41
     7/31/1984      1115.28
     8/31/1984      1224.37
     9/28/1984       1206.7
    10/31/1984      1207.37
    11/30/1984      1188.94
    12/31/1984      1211.56
     1/31/1985      1286.77
     2/28/1985      1284.01
     3/29/1985      1266.78
     4/30/1985      1258.06
     5/31/1985      1315.41
     6/28/1985      1335.46
     7/31/1985      1347.45
     8/30/1985      1334.01
     9/30/1985      1328.63
    10/31/1985      1374.31
    11/29/1985      1472.13
    12/31/1985      1546.67
     1/31/1986      1570.99
     2/28/1986      1709.06
     3/31/1986      1818.61
     4/30/1986      1783.98
     5/30/1986      1876.71
     6/30/1986      1892.72
     7/31/1986      1775.31
     8/29/1986      1898.34
     9/30/1986      1767.58
    10/31/1986      1877.81
    11/28/1986      1914.23
    12/31/1986      1895.95
     1/30/1987         2158
     2/27/1987         2224
     3/31/1987       2304.7
     4/30/1987       2286.4
     5/29/1987       2291.6
     6/30/1987       2418.5
     7/31/1987       2572.1
     8/31/1987         2663
     9/30/1987       2596.3
    10/30/1987       1993.5
    11/30/1987       1833.6
    12/31/1987       1938.8
     1/29/1988      1958.22
     2/29/1988      2071.62
     3/31/1988      1988.06
     4/29/1988      2032.33
     5/31/1988      2031.12
     6/30/1988      2141.71
     7/29/1988      2128.73
     8/31/1988      2031.65
     9/30/1988       2112.7
    10/31/1988      2148.65
    11/30/1988      2114.51
    12/30/1988       2168.6
     1/31/1989      2342.32
     2/28/1989      2258.39
     3/31/1989      2293.62
     4/28/1989       2418.8
     5/31/1989      2480.15
     6/30/1989      2440.06
     7/31/1989      2660.66
     8/31/1989      2737.27
     9/29/1989      2692.82
    10/31/1989      2645.08
    11/30/1989      2706.27
    12/29/1989       2753.2
     1/31/1990      2590.54
     2/28/1990      2627.25
     3/30/1990      2707.21
     4/30/1990      2656.76
     5/31/1990      2876.66
     6/29/1990      2880.69
     7/31/1990       2905.2
     8/31/1990      2614.36
     9/28/1990      2452.48
    10/31/1990      2442.33
    11/30/1990      2559.65
    12/31/1990      2633.66
     1/31/1991      2736.39
     2/28/1991      2882.18
     3/29/1991      2913.86
     4/30/1991      2887.87
     5/31/1991       3027.5
     6/28/1991      2906.75
     7/31/1991      3024.82
     8/30/1991       3043.6
     9/30/1991      3016.77
    10/31/1991       3069.1
    11/29/1991      2894.68
    12/31/1991      3168.83
     1/31/1992      3223.39
     2/28/1992      3267.67
     3/31/1992      3235.47
     4/30/1992      3359.12
     5/29/1992      3396.88
     6/30/1992      3318.52
     7/31/1992      3393.78
     8/31/1992      3257.35
     9/30/1992      3271.66
    10/30/1992      3226.28
    11/30/1992      3305.16
    12/31/1992      3301.11
     1/29/1993      3310.03
     2/26/1993      3370.81
     3/31/1993      3435.11
     4/30/1993      3427.55
     5/31/1993      3527.43
     6/30/1993      3516.08
     7/30/1993      3539.47
     8/31/1993      3651.25
     9/30/1993      3555.12
    10/29/1993      3680.59
    11/30/1993      3683.95
    12/31/1993      3754.09
     1/31/1994      3978.36
     2/28/1994      3832.02
     3/31/1994      3635.96
     4/29/1994      3681.69
     5/31/1994      3758.37
     6/30/1994      3624.96
     7/29/1994       3764.5
     8/31/1994      3913.42
     9/30/1994      3843.19
    10/31/1994      3908.12
    11/30/1994      3739.23
    12/30/1994      3834.44
     1/31/1995      3843.86
     2/28/1995      4011.05
     3/31/1995      4157.69
     4/28/1995      4321.27
     5/31/1995      4465.14
     6/30/1995       4556.1
     7/31/1995      4708.47
     8/31/1995      4610.56
     9/29/1995      4789.08
    10/31/1995      4755.48
    11/30/1995      5074.49
    12/29/1995      5117.12
     1/31/1996       5395.3
     2/29/1996      5485.62
     3/29/1996      5587.14
     4/30/1996      5569.08
     5/31/1996      5643.18
     6/28/1996      5654.63
     7/31/1996      5528.91
     8/30/1996      5616.21
     9/30/1996      5882.17
    10/31/1996      6029.38
    11/29/1996       6521.7
    12/31/1996      6448.27
     1/31/1997      6813.09
     2/28/1997      6877.74
     3/31/1997      6583.48
     4/30/1997      7008.99
     5/30/1997      7331.04
     6/30/1997      7672.79
     7/31/1997      8222.61
     8/29/1997      7622.42
     9/30/1997      7945.26
    10/31/1997      7442.08
    11/28/1997      7823.13
    12/31/1997      7908.25
     1/30/1998       7906.5
     2/27/1998      8545.72
     3/31/1998      8799.81
     4/30/1998      9063.37
     5/29/1998      8899.95
     6/30/1998      8952.02
     7/31/1998      8883.29
     8/31/1998      7539.07
     9/30/1998      7842.62
    10/30/1998       8592.1
    11/30/1998      9116.55
    12/31/1998      9181.43
     1/29/1999      9358.83
     2/26/1999      9306.58
     3/31/1999      9786.16
     4/30/1999     10789.04
     5/31/1999     10559.74
     6/30/1999      10970.8
     7/30/1999     10655.15
     8/31/1999     10829.28
     9/30/1999     10336.95
    10/29/1999     10729.86
    11/30/1999     10877.81
    12/31/1999     11497.12
     1/31/2000     10940.53
     2/29/2000     10128.31
     3/31/2000     10921.92
     4/28/2000     10733.91
     5/31/2000     10522.33
     6/30/2000     10447.89
     7/31/2000     10521.98
     8/31/2000      11215.1
     9/29/2000     10650.92
    10/31/2000     10971.14
    11/30/2000     10414.49
    12/29/2000     10786.85
     1/31/2001     10887.36
     2/28/2001     10495.28
     3/30/2001      9878.78
     4/30/2001     10734.97
     5/31/2001     10911.94
     6/29/2001      10502.4
     7/31/2001     10522.81
     8/31/2001      9949.75
     9/28/2001      8847.56
    10/31/2001      9075.14
    11/30/2001      9851.56
    12/31/2001      10021.5
     1/31/2002         9920
     2/28/2002     10106.13
     3/29/2002     10403.94
     4/30/2002      9946.22
     5/31/2002      9925.25
     6/28/2002      9243.26
     7/31/2002      8736.59
     8/30/2002       8663.5
     9/30/2002      7591.93
    10/31/2002      8397.03
    11/29/2002      8896.09
    12/31/2002      8341.63
     1/31/2003      8053.81
     2/28/2003      7891.08
     3/31/2003      7992.13
     4/30/2003      8480.09
     5/30/2003      8850.26
     6/30/2003      8985.44
     7/31/2003       9233.8
     8/29/2003      9415.82
     9/30/2003      9275.06
    10/31/2003      9801.12
    11/28/2003      9782.46
    12/31/2003     10453.92
     1/30/2004     10488.07
     2/27/2004     10583.92
     3/31/2004      10357.7
     4/30/2004     10225.57
     5/31/2004     10188.45
     6/30/2004     10435.48
     7/30/2004     10139.71
     8/31/2004     10173.92
     9/30/2004     10080.27
    10/29/2004     10027.47
    11/30/2004     10428.02
    12/31/2004     10783.01
     1/31/2005     10489.94
     2/28/2005     10766.23
     3/31/2005     10503.76
     4/29/2005     10192.51
     5/31/2005     10467.48
     6/30/2005     10274.97
     7/29/2005     10640.91
     8/31/2005      10481.6
     9/30/2005      10568.7
    10/31/2005     10440.07
    11/30/2005     10805.87
    12/30/2005      10717.5
     1/31/2006     10864.86
     2/28/2006     10993.41
     3/31/2006     11109.32
     4/28/2006     11367.14
     5/31/2006     11168.31
     6/30/2006     11150.22
     7/31/2006     11185.68
     8/31/2006     11381.15
     9/29/2006     11679.07
    10/31/2006     12080.73
    11/30/2006     12221.93
    12/29/2006     12463.15
     1/31/2007     12621.69

     The following table sets forth the closing level of the Dow Index at the end of each month in the period from January 2001 through January 2007. This historical data on the Dow Index is not necessarily indicative of the future performance of the Dow Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Dow Index during any period set forth below is not an indication that the Dow Index is more or less likely to increase or decrease at any time over the term of the notes.


                                                                     YEARS
LAST DAY OF           2001            2002            2003            2004            2005           2006           2007
------------      ------------    ------------    ------------    ------------    ------------   ------------   ------------
January             10887.36         9920.00         8053.81        10488.07        10489.94       10864.86       12621.69
February            10495.28        10106.13         7891.08        10583.92        10766.23       10993.41
March                9878.78        10403.94         7992.13        10357.70        10503.76       11109.32
April               10734.97         9946.22         8480.09        10225.57        10192.51       11367.14
May                 10911.94         9925.25         8850.26        10188.45        10467.48       11168.31
June                10502.40         9243.26         8985.44        10435.48        10274.97       11150.22
July                10522.81         8736.59         9233.80        10139.71        10640.91       11185.68
August               9949.75         8663.50         9415.82        10173.92        10481.60       11381.15
September            8847.56         7591.93         9275.06        10080.27        10568.70       11679.07
October              9075.14         8397.03         9801.12        10027.47        10440.07       12080.73
November             9851.56         8896.09         9782.46        10428.02        10805.87       12221.93
December            10021.50         8341.63        10453.92        10783.01        10717.50       12463.15

                               THE MSCI EAFE INDEX

     We have derived all information regarding the EAFE Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the EAFE Index.

     The EAFE Index is intended to provide performance benchmarks for certain developed equity markets in Europe, Asia, Australia and the Far East. Equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom are currently represented in the EAFE Index.

BASKET INDEX CALCULATION

     The performance of the EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the "Component Securities") constituting the MSCI country basket indexes for 21 selected countries (each a "Component Country Index", collectively the "Component Country Indexes"). Each Component Country Index is a sampling of equity securities across industry groups in such country's equity markets. See "-- Maintenance of the EAFE Index and the Component Country Indexes" below.

     Prices used to calculate the Component Securities are the official exchange closing prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM Reuters at 4:00 p.m. London time. The U.S. dollar value of the EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The EAFE Index was launched on December 31, 1969 at an initial value of 100.

SELECTION OF COMPONENT SECURITIES AND CALCULATING AND ADJUSTING FOR FREE FLOAT

     The selection of the Component Securities for each Component Country Index is based on the following guidelines:

     o    Define the universe of listed securities within each country;

     o Adjust the total market capitalization for each security for its respective free float available to foreign investors;

     o Classify securities into industry groups under the Global Industry Classification Standard ("GICS"); and

     o Select securities for inclusion according to MSCI's basket index construction rules and guidelines.

DEFINE THE UNIVERSE OF LISTED SECURITIES

     The basket index construction process starts at the country level, with the identification of the universe of investment opportunities. MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

ADJUST THE TOTAL MARKET CAPITALIZATION OF SECURITIES FOR FREE FLOAT

     After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free floating-adjusting market capitalization involves:

     o Defining and estimating the free float available to foreign investors for each security, using MSCI's definition of free float;

     o    Assigning a free float-adjustment factor to each security; and

     o Calculating the free float-adjustment market capitalization of each security.

     MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors.

     In practice, limitations on free float available to international investors include:

     o Strategic and other shareholdings not considered part of available free float;

     o    Limits on share ownership for foreign investors; and

     o    Other foreign investment restrictions.

     MSCI's estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contacts, particularly where disclosure standards or data quality make the estimation of free float difficult.

CLASSIFYING THE UNIVERSE OF SECURITIES UNDER THE GICS

     In addition to the free floating-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the Global Industry Classification Standard ("GICS"). This comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI's objective of reflecting broad and fair representation in its basket indexes. GICS currently consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries.

     A company is assigned a classification at each of the four levels of GICS; however, a company may only belong to one group at any level. The classification is generally determined by the business activity that generates a majority of the company's revenues and/or earnings. For those companies that are engaged in more than one substantially different business activity, the company is classified where the majority of revenues and profits are derived or, if no majority, the sub-industry that best reflects the company's principal business. Companies whose business activities are dispersed across three or more sectors will be classified in industrial conglomerate or multi-sector holdings. S&P and MSCI must agree on the current company classification for it to be labeled as "officially" classified under the GICS structure.

     A company's industry classification is reviewed upon significant corporate events or when new information is made publicly available. S&P and MSCI meet annually to review the overall structure of the GICS system.

SELECTING SECURITIES FOR BASKET INDEX INCLUSION

     In order to ensure a broad and fair representation in the basket indexes of the diversity of business activities in the universe, MSCI follows a "bottom-up" approach to basket index construction, building basket indexes from the industry group level up. The bottom-up approach to basket index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which aim to reflect the overall features of the universe in the country basket index.

     MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

     o Each company's business activities and the diversification that its securities would bring to the basket index.

     o The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

     o The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than 15% are, in general, considered for inclusion.

     These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

MAINTENANCE OF THE EAFE INDEX AND THE COMPONENT COUNTRY INDEXES

     In order to maintain the representativeness of the EAFE Index, structural changes to the EAFE Index as a whole may be made by adding or deleting Component Country Indexes and the related Component Securities. Currently, such changes in the EAFE Index may only be made on four dates per year. These dates are the last scheduled EAFE Index close in February, May, August and November.

     MSCI may add additional Component Country Indexes to the EAFE Index or subtract one or more of its current Component Country Indexes prior to the expiration of the notes. Any such adjustments are made to the EAFE Index so that the value of the EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

     Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover.

     Basket index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Basket index maintenance of the Component Country Indexes is reflected in the EAFE Index.

     MSCI classifies basket index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indexes in which they occur. The second category consists of quarterly basket index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically reassess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

ONGOING EVENT-RELATED CHANGES

     Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indexes at the time of the event.

QUARTERLY BASKET INDEX REVIEW

     The quarterly basket index review process is designed to ensure that the indexes continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the basket index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.

     These quarterly basket index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in "foreign inclusion factors" and in number of shares. Additions and deletions to Component Securities may result from:

     o the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group;

     o the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately;

     o the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering;

     o the replacement of companies which are no longer suitable industry representatives;

     o the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria;

     o    the deletion of securities that have become very small or illiquid;

     o the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and

     o the addition or deletion of securities as a result of other market events.

     Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from:

     o large market transactions involving strategic shareholders that are publicly announced;

     o secondary offerings that, given lack of sufficient notice, were not reflected immediately;

     o    increases in foreign ownership limits;

     o    decreases in foreign ownership limits not applied earlier;

     o corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa;

     o updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI's pro forma free float estimate at the time of the event;

     o large conversions of exchangeable bonds and other similar securities into already existing shares;

     o the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and

     o changes in the foreign inclusion factor as a result of other events of similar nature.

     Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly basket index reviews occurs on only three dates per year. These dates are the close of the last business day of February, August and November. Any country may be impacted at the quarterly basket index review.

ANNUAL FULL COUNTRY BASKET INDEX REVIEW

     The annual full Component Country Index review includes a reappraisal of the free float-adjusted industry group representation within a country relative to the 85% target (I.E., MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country), a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly basket index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly basket index reviews as discussed above.

ANNOUNCEMENT POLICY

     The results of the annual full country basket index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

     The results of the quarterly basket index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

     All changes resulting from the corporate events are announced prior to their implementation.

     The changes are typically announced at least ten business days prior to these changes becoming effective in the basket indexes as an "expected" announcement, or as an "undetermined" announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends "confirmed" announcements at least two business days prior to events becoming effective in the basket indexes, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m. U.S. Eastern Standard Time
(EST).

     In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

     In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

     Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

     Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable.

THE EAFE INDEX IS SUBJECT TO CURRENCY EXCHANGE RISK

     Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the EAFE Index will be adversely affected and may reduce or eliminate the payment at maturity on the notes. Fluctuations in currency exchange rates can have a continuing impact on the value of the EAFE Index, and any negative currency impact on the EAFE Index may significantly decrease the value of the notes. The return on a basket index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the EAFE Index, which is converted into U.S. dollars.

LICENSE AGREEMENT WITH MSCI

     We have entered into a non-exclusive license agreement with MSCI providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by MSCI. MSCI makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EAFE Index to track general stock market performance. MSCI's only relationship to us is the licensing of certain trademarks and trade names of MSCI without regard to Hartford Life Insurance Company or the notes. MSCI has no obligation to take the needs of Hartford Life Insurance Company or the holders of the notes into consideration in determining, composing or calculating the EAFE Index. MSCI is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. MSCI has no obligation or liability in connection with the administration, marketing or trading of the notes.

     ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE EAFE INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BASKET INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BASKET INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE BASKET INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE BASKET INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to MSCI's trade name, trade mark or service mark rights to the designations "Morgan Stanley Capital International(R)," "MSCI(R)," "Morgan Stanley Capital International Perspective(R)," to sponsor, endorse, market or promote the Notes without first contacting MSCI to determined whether MSCI's permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

DISCONTINUATION OF THE EAFE INDEX; ALTERATION OF METHOD OF CALCULATION

     If MSCI discontinues publication of the EAFE Index and MSCI or another entity publishes a Successor Index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued EAFE Index (such basket index being referred to herein as an "EAFE Successor Index"), then any Ending EAFE Index Level will be determined by reference to the level of such EAFE Successor Index at the close of trading on the relevant exchange or market for such EAFE Successor Index, as determined by the Calculation Agent, on each relevant Basket Determination Date.

     Upon any selection by the Calculation Agent of an EAFE Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If MSCI discontinues publication of the EAFE Index prior to, and such discontinuation is continuing on a Basket Determination Date and the Calculation Agent determines, in its sole discretion, that no EAFE Successor Index is available at such time, or the Calculation Agent has previously selected an EAFE Successor Index and publication of such EAFE Successor Index is discontinued prior to and such discontinuation is continuing on, such Basket Determination Date then the Calculation Agent will determine the Ending EAFE Index Level on such date. The Ending EAFE Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the EAFE Index or EAFE Successor Index, as applicable last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the EAFE Index or EAFE Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the EAFE Index may adversely affect the value of the notes.

     If at any time the method of calculating the EAFE Index or an EAFE Successor Index, or the level thereof, is changed in a material respect, or if the EAFE Index or an EAFE Successor Index is in any other way modified so that the EAFE Index or such EAFE Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the EAFE Index or such EAFE Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Ending EAFE Index Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the EAFE Index or such EAFE Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Ending EAFE Index Level with reference to the EAFE Index or such EAFE Successor Index, as adjusted. Accordingly, if the method of calculating the EAFE Index or a EAFE Successor Index is modified so that the level of the EAFE Index or such EAFE Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the EAFE Index), then the Calculation Agent will adjust its calculation of the EAFE Index or such EAFE Successor Index in order to arrive at a level of the EAFE Index or such EAFE Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

HISTORICAL DATA ON THE EAFE INDEX

     The following graph sets forth the closing levels of the EAFE Index on the last business day of each year from 1981 through 2006. The historical performance of the EAFE Index should not be taken as an indication of future performance, and no assurance can be given that the level of the EAFE Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.

                              MSCI EAFE 1981-2006
                                [CHART OMITTED]

           [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]
      1/30/1981     205.56
      2/27/1981     202.17
      3/31/1981     208.78
      4/30/1981     213.77
      5/29/1981     204.12
      6/30/1981     204.95
      7/31/1981     196.04
      8/31/1981     200.07
      9/30/1981     179.57
     10/30/1981     181.92
     11/30/1981     201.49
     12/31/1981     198.99
      1/29/1982     197.04
      2/26/1982     183.92
      3/31/1982     174.44
      4/30/1982     185.16
      5/31/1982     182.17
      6/30/1982     167.97
      7/30/1982     165.48
      8/31/1982     165.04
      9/30/1982     163.47
     10/29/1982     163.65
     11/30/1982     176.16
     12/31/1982     189.78
      1/31/1983     187.65
      2/28/1983     192.35
      3/31/1983     199.34
      4/29/1983     210.22
      5/31/1983     208.69
      6/30/1983     212.96
      7/29/1983     212.98
      8/31/1983     209.11
      9/30/1983     216.75
     10/31/1983      216.1
     11/30/1983     220.76
     12/30/1983     229.47
      1/31/1984     239.26
      2/29/1984     240.95
      3/30/1984     263.09
      4/30/1984     258.24
      5/31/1984     231.54
      6/29/1984     230.79
      7/31/1984     215.55
      8/31/1984     233.36
      9/28/1984     230.86
     10/31/1984      236.2
     11/30/1984     236.66
     12/31/1984     240.99
      1/31/1985     245.97
      2/28/1985      244.1
      3/29/1985     262.58
      4/30/1985     261.21
      5/31/1985     271.83
      6/28/1985     278.33
      7/31/1985     292.18
      8/30/1985     301.04
      9/30/1985     318.11
     10/31/1985     339.19
     11/29/1985     352.53
     12/31/1985     368.64
      1/31/1986     377.29
      2/28/1986     418.45
      3/31/1986     476.65
      4/30/1986     507.17
      5/30/1986     483.95
      6/30/1986     516.25
      7/31/1986     547.36
      8/29/1986     600.59
      9/30/1986     593.68
     10/31/1986     553.31
     11/28/1986     584.56
     12/31/1986     614.89
      1/30/1987     679.52
      2/27/1987     699.19
      3/31/1987     755.78
      4/30/1987     834.98
      5/29/1987     834.24
      6/30/1987     806.92
      7/31/1987     804.78
      8/31/1987     864.37
      9/30/1987     850.02
     10/30/1987     730.11
     11/30/1987     736.46
     12/31/1987     757.45
      1/29/1988     770.13
      2/29/1988     820.63
      3/31/1988     870.17
      4/29/1988     881.86
      5/31/1988     852.69
      6/30/1988     829.33
      7/29/1988     854.47
      8/31/1988     798.04
      9/30/1988     832.02
     10/31/1988     902.29
     11/30/1988     955.06
     12/30/1988      959.4
      1/31/1989     975.35
      2/28/1989     979.41
      3/31/1989     959.23
      4/28/1989     967.15
      5/31/1989      913.6
      6/30/1989      897.3
      7/31/1989    1008.99
      8/31/1989     962.66
      9/29/1989     1005.5
     10/31/1989      964.1
     11/30/1989    1011.55
     12/29/1989    1047.86
      1/31/1990     1007.8
      2/28/1990     936.39
      3/30/1990     837.74
      4/30/1990        830
      5/31/1990      923.6
      6/29/1990      914.3
      7/31/1990     925.96
      8/31/1990     834.82
      9/28/1990     717.24
     10/31/1990     827.71
     11/30/1990      777.6
     12/31/1990     788.98
      1/31/1991     813.17
      2/28/1991     899.06
      3/29/1991     843.88
      4/30/1991     851.01
      5/31/1991     858.71
      6/28/1991     794.46
      7/31/1991      832.3
      8/30/1991     814.18
      9/30/1991     858.85
     10/31/1991     869.77
     11/29/1991     827.91
     12/31/1991     869.35
      1/31/1992     849.52
      2/28/1992     817.86
      3/31/1992     762.62
      4/30/1992     764.95
      5/29/1992     814.85
      6/30/1992     774.89
      7/31/1992      753.7
      8/31/1992     799.58
      9/30/1992     782.45
     10/30/1992     740.17
     11/30/1992     745.94
     12/31/1992     748.62
      1/29/1993     747.35
      2/26/1993     768.77
      3/31/1993      834.6
      4/30/1993     912.59
      5/31/1993     930.65
      6/30/1993     914.94
      7/30/1993      945.8
      8/31/1993     995.68
      9/30/1993     972.07
     10/29/1993    1000.85
     11/30/1993     912.19
     12/31/1993      976.9
      1/31/1994    1058.31
      2/28/1994    1054.18
      3/31/1994    1007.54
      4/29/1994    1049.07
      5/31/1994    1041.82
      6/30/1994    1055.28
      7/29/1994    1064.17
      8/31/1994    1088.09
      9/30/1994    1052.51
     10/31/1994    1086.22
     11/30/1994     1032.7
     12/30/1994    1037.86
      1/31/1995     996.67
      2/28/1995     992.45
      3/31/1995    1052.89
      4/28/1995    1091.01
      5/31/1995    1076.53
      6/30/1995    1056.17
      7/31/1995    1120.42
      8/31/1995    1076.25
      9/29/1995     1095.8
     10/31/1995    1064.88
     11/30/1995    1093.06
     12/29/1995    1135.63
      1/31/1996    1138.87
      2/29/1996    1141.23
      3/29/1996    1163.96
      4/30/1996     1196.3
      5/31/1996    1172.77
      6/28/1996    1177.85
      7/31/1996    1141.88
      8/30/1996    1142.83
      9/30/1996    1171.65
     10/31/1996    1158.11
     11/29/1996    1202.61
     12/31/1996    1185.57
      1/31/1997    1142.58
      2/28/1997    1159.75
      3/31/1997    1162.39
      4/30/1997    1167.03
      5/30/1997    1241.39
      6/30/1997    1308.28
      7/31/1997    1327.92
      8/29/1997    1227.21
      9/30/1997    1294.42
     10/31/1997    1193.35
     11/28/1997    1179.63
     12/31/1997    1188.39
      1/30/1998     1241.2
      2/27/1998    1319.25
      3/31/1998    1358.27
      4/30/1998    1367.39
      5/29/1998    1359.14
      6/30/1998     1367.8
      7/31/1998    1380.06
      8/31/1998    1207.45
      9/30/1998    1168.77
     10/30/1998    1288.93
     11/30/1998    1353.32
     12/31/1998    1405.04
      1/29/1999    1399.24
      2/26/1999    1364.23
      3/31/1999    1419.51
      4/30/1999    1475.36
      5/31/1999    1397.72
      6/30/1999    1450.56
      7/30/1999    1491.97
      8/31/1999    1495.71
      9/30/1999    1509.05
     10/29/1999    1563.88
     11/30/1999    1616.56
     12/31/1999    1760.04
      1/31/2000    1646.62
      2/29/2000    1689.34
      3/31/2000    1753.16
      4/28/2000    1659.28
      5/31/2000    1617.13
      6/30/2000    1678.61
      7/31/2000    1606.61
      8/31/2000    1618.94
      9/29/2000    1538.51
     10/31/2000     1500.6
     11/30/2000    1442.76
     12/29/2000    1492.41
      1/31/2001     1491.3
      2/28/2001     1378.2
      3/30/2001    1282.99
      4/30/2001    1369.47
      5/31/2001    1317.21
      6/29/2001    1261.49
      7/31/2001    1238.01
      8/31/2001    1204.49
      9/28/2001    1080.95
     10/31/2001    1108.34
     11/30/2001    1148.35
     12/31/2001    1154.96
      1/31/2002    1093.11
      2/28/2002    1099.39
      3/29/2002     1155.6
      4/30/2002    1160.74
      5/31/2002    1171.51
      6/28/2002    1123.01
      7/31/2002    1011.34
      8/30/2002    1006.55
      9/30/2002     897.05
     10/31/2002     944.62
     11/29/2002     986.38
     12/31/2002     952.65
      1/31/2003     912.39
      2/28/2003     889.82
      3/31/2003     868.55
      4/30/2003     950.03
      5/30/2003    1003.78
      6/30/2003    1025.74
      7/31/2003    1049.47
      8/29/2003    1072.14
      9/30/2003    1103.39
     10/31/2003    1171.47
     11/28/2003    1195.82
     12/31/2003    1288.77
      1/30/2004    1306.43
      2/27/2004    1334.96
      3/31/2004    1337.07
      4/30/2004    1302.92
      5/31/2004    1302.04
      6/30/2004    1327.97
      7/30/2004    1283.96
      8/31/2004    1286.26
      9/30/2004    1318.03
     10/29/2004    1362.19
     11/30/2004    1452.59
     12/31/2004    1515.48
      1/31/2005    1486.97
      2/28/2005     1548.6
      3/31/2005    1503.85
      4/29/2005    1462.87
      5/31/2005    1457.36
      6/30/2005    1473.72
      7/29/2005    1518.15
      8/31/2005    1552.51
      9/30/2005    1618.84
     10/31/2005    1570.83
     11/30/2005    1606.14
     12/30/2005    1680.13
      1/31/2006    1782.57
      2/28/2006    1776.42
      3/31/2006    1827.65
      4/28/2006    1910.15
      5/31/2006    1826.73
      6/30/2006    1822.88
      7/31/2006    1839.66
      8/31/2006    1885.49
      9/29/2006    1885.26
     10/31/2006    1957.64
     11/30/2006    2012.31
     12/29/2006    2074.48
      1/31/2007    2087.68




     The following table sets forth the closing level of the Basket Index at the end of each month in the period from January 2001 through January 2006. This historical data on the Basket Index is not necessarily indicative of the future performance of the Basket Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Basket Index during any period set forth below is not an indication that the Basket Index is more or less likely to increase or decrease at any time over the term of the notes.

                                                                     YEARS
LAST DAY OF           2001            2002            2003            2004            2005           2006           2007
------------      ------------    ------------    ------------    ------------    ------------   ------------   ------------
January              1491.30         1093.11         912.39          1306.43         1486.97        1782.57        2087.68
February             1378.20         1099.39         889.82          1334.96         1548.60        1776.42
March                1282.99         1155.60         868.55          1337.07         1503.85        1827.65
April                1369.47         1160.74         950.03          1302.92         1462.87        1910.15
May                  1317.21         1171.51         1003.78         1302.04         1457.36        1826.73
June                 1261.49         1123.01         1025.74         1327.97         1473.72        1822.88
July                 1238.01         1011.34         1049.47         1283.96         1518.15        1839.66
August               1204.49         1006.55         1072.14         1286.26         1552.51        1885.49
September            1080.95         897.05          1103.39         1318.03         1618.84        1885.26
October              1108.34         944.62          1171.47         1362.19         1570.83        1957.64
November             1148.35         986.38          1195.82         1452.59         1606.14        2012.31
December             1154.96         952.65          1288.77         1515.48         1680.13        2074.48

       ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders of the notes who purchase the notes at their issue price (i.e., the first price at which a substantial amount of the notes of a series are sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under U.S. federal income tax laws, such as certain financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities, tax-exempt entities, certain former citizens or residents of the U.S., holders who hold the notes as part of a "straddle," "hedging," "conversion" or other integrated transaction, holders who mark their securities to market for U.S. federal income tax purposes or holders whose functional currency is not the U.S. dollar. In addition, this discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.

     This discussion is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The statements set forth in this discussion, to the extent they summarize matters of U.S. federal income tax law or state legal conclusions with respect thereto, represent the opinion of Debevoise & Plimpton LLP.

     For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes, and U.S. Holders and Non-U.S. Holders are referred to collectively as "holders."

     If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and its partners will generally depend upon the status and activities of the partnership and its partners. A prospective purchaser of a note that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations to it and its partners of the purchase, ownership and disposition of the notes.

     PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     A note will be treated as "contingent payment debt instrument" for U.S. federal income tax purposes, with the consequences described below. Under the original discount ("OID") provisions of the Code and the Treasury Regulations, U.S. Holders will be required to accrue as interest income the OID on the notes as described below, regardless of their method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

     We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the Internal Revenue Service (the "IRS"). Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. We have determined that the "comparable yield" for the notes, and the "projected payment schedule", per $1,000 of a note, are as set forth on page PS-2 of this pricing supplement.

     NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WE WILL PAY ON THE NOTES.

     For U.S. federal income tax purposes, a U.S. Holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. Regardless of a U.S. Holder's method of accounting, the U.S. Holder will be required to accrue as interest income OID on the notes at the comparable yield, adjusted as described in the next paragraph.

     In addition to interest accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A net negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year will first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in income in the taxable year; and any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of net negative adjustments treated as ordinary loss on the note in prior taxable years.

     Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, retirement or other disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

     In general, a U.S. holder of a note will have a tax basis in such note equal to the cost of such note to such U.S. Holder, increased by the amount includable in income as interest and reduced by any payments made on such note. Upon a sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder's tax basis in such note. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. A U.S. Holder that is an individual is entitled to preferential treatment for net long-term gains; however, the ability of a U.S. Holder to offset capital losses against ordinary income is limited.

     Special rules apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the Treasury Regulations. Generally, in this case a U.S. Holder would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. As all but one of the Basket Determination Dates will occur more than six months prior to the Maturity Date, it is possible that these special rules could apply to the notes. U.S. Holders should consult their own tax advisers concerning these special rules.

     PLEASE ALSO SEE THE DISCUSSION UNDER "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" "-- NON-U.S. HOLDERS"; "-- BACKUP WITHHOLDING AND INFORMATION REPORTING"; AND "-- DISCLOSURE REQUIREMENTS FOR CERTAIN HOLDERS RECOGNIZING SIGNIFICANT LOSSES" STARTING AT PAGE 52 OF THE ACCOMPANYING PROSPECTUS.

                              PLAN OF DISTRIBUTION

     Under the heading "Plan of Distribution" in the accompanying prospectus is a discussion of the plan of distribution applicable to the notes being offered for sale by Wachovia Capital Markets, LLC. Any such sales will be made in accordance with the distribution agreement and terms agreement to be entered into between us and the agents named herein.

                              ERISA CONSIDERATIONS

     Under the heading "ERISA Considerations" in the accompanying prospectus is a discussion of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and how it relates to the notes.